                                                                   EXHIBIT 99(d)



[AVISTA CORP. LOGO]

                                                                    NEWS RELEASE
--------------------------------------------------------------------
CONTACT:    Media:  Hugh Imhof (509) 495-4264  hugh.imhof@avistacorp.com
            Investors: Angela Teed (509) 495-2930  angela.teed@avistacorp.com


                                                          FOR IMMEDIATE RELEASE:
                                                          June 5, 2002
                                                          3:00 p.m. EDT


                          AVISTA RESPONDS TO FERC ORDER
              AVISTA UTILITIES CONTINUES THOROUGH INVESTIGATION AND
                      PLEDGES TO COOPERATE FULLY WITH FERC

SPOKANE, WASH.: Avista Corp. (NYSE:AVA), in its continuing efforts to fully cooperate with the Federal Energy Regulatory Commission (FERC), is in the process of investigating in detail certain trades that are now being questioned by FERC. The FERC order does not apply to Avista Energy, the energy trading and marketing subsidiary of Avista Corp.

        "We have not knowingly withheld any information about Avista Utilities' activities related to FERC's request," said Gary G. Ely, chairman, chief executive officer and president of Avista Corp. "We will continue to do everything possible to cooperate with FERC in this process to provide a complete and accurate response."

        The trades in question were conducted on 18 trading days during a three-month period between April and June 2000. The total number of megawatts traded was limited to less than one-tenth of 1 percent of Avista Utilities' trading activity during the period. The company earned less than $2,500 from the transactions.

        FERC has ordered Avista to show why it should not have its market-based trading authority revoked for the utility. Previously, Avista conducted searches of its records, and the data was provided to FERC on May 22.

        As noted in its response to FERC, the time frame available did not allow for detailed review of all transactions relevant to the data request. Avista is now reviewing hundreds of hours of recorded conversations from trading activities during the period in question.


                                     -more-

ABOUT AVISTA CORP.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

      This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2001 and Form 10-Q for the quarter ended March 31, 2002.



                                     -0234-